090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske (signature)	**20190198528-55**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **05/03/2019 12:41 PM**
	Entity Number **C3012-2002**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

American BriVision (Holding) Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

Article IV is hereby amended and restated in its entirety to read as follows:
The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value per share $0.001. The second class of stock shall be Preferred Stock, par value per share $0.001.The Preferred Stock, or any series thereof, shall have such designations... (please see the add-on page attached herein for complete information).

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: n/a

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Eugene Jiang

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Certificate of Amendment
of
Articles of Incorporation of American BriVision (Holding) Corporation

Article IV is hereby amended and restated in its entirety to read as follows:

The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value per share $0.001. The second class of stock shall be Preferred Stock, par value per share $0.001.The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution(s) providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution(s) of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution(s) providing for the issuance of such stock by the board of directors.

The total number of shares of stock of each class with the Corporation shall have the authority to issue are set forth as follows:

Class	Par Value	Authorized Shares
Common Stock	$0.001	20,000,000
Preferred Stock	$0.001	20,000,000
Total		**40,000,000**

Stock Split of the Authorized and Outstanding Common Stock: upon the effectiveness (the "Effective Time") of this Certificate of Amendment to the Articles of Incorporation of the Corporation, every eighteen (18) shares of the Common Stock (not any shares of the Preferred Stock), authorized, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the "Old Common Stock"), will be automatically reclassified and combined into one (1) share of the Common Stock of the Corporation (the "Reverse Stock Split") as has been determined by the board of directors in its sole discretion and publicly announced by the Corporation at least three days prior to effectiveness of this Certificate of Amendment (the "Stock Split"). Notwithstanding the foregoing, no fractional shares shall be issued in connection with the Stock Split. Fractional shares shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of the Old Common Stock ("Old Certificate"), shall thereafter and without the necessity for presenting the same for exchange, represent that number of shares of Common Stock as equals the quotient obtained by dividing the number of shares of the Old Common Stock represented by such Old Certificate immediately prior to the Effective Time by eighteen (18), subject to the rounding up of any fractional share interests as described above; provided that, however, each person holding of record an Old Certificate shall receive, upon surrender of such Certificate, a new certificate evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification.